SCHEDULE 14C INFORMATION
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement    [_] Confidential, For Use of the
                                         Commission only (as permitted by Rule
                                         14c-5(d)(2))
[_] Definitive Information Statement

                           LEXICON UNITED INCORPORATED
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required
[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:


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(2) Aggregate number of securities to which transaction applies:


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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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(4) Proposed maximum aggregate value of transaction:


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(5) Total fee paid:


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[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:


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(2) Form, Schedule or Registration Statement No.:


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(3) Filing party:


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(4) Date filed:

================================================================================

                           LEXICON UNITED INCORPORATED

                            4500 Steiner Ranch Blvd.
                        Suite # 1708, Austin, Texas 78732
                  ---------------------------------------------

                              INFORMATION STATEMENT

                  ---------------------------------------------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This Information Statement is first being mailed on or about May 10, 2005 to the holders of record of the common stock of Lexicon United Incorporated (the Company) as of the close of business on April 29, 2005 (the Record Date). This Information Statement relates to certain actions taken by the written consent of the holders of a majority of the Company's outstanding common stock, dated April 29, 2005 (the Written Consent).

      The Written Consent authorized, effective upon the tenth day following the mailing of this Information Statement to the Stockholders of the Company, a one-for-four reverse split (the Stock Split) of the Company's outstanding Common Stock, which will be effected by filing an amendment to the certificate of incorporation that describes the Stock Split

      The Written Consent constitutes the consent of a majority of the total number of shares of outstanding common stock and is sufficient under the Delaware General Corporation Law and the Company's Bylaws to approve the Stock Split. Accordingly, the Stock Split will not be submitted to the Company's other stockholders for a vote.

      This Information Statement is being furnished to you to provide you with material information concerning the actions taken by Written Consent in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C. This Information Statement also constitutes notice under Section 228 of the Delaware General Corporation Law of the action taken by Written Consent.

By Order of the Board of Directors,

/s/Elie Saltoun
----------------
Elie Saltoun
Chairman and CEO
                         ******************************

                               GENERAL INFORMATION

      This Information Statement is being first mailed on or about May 10, 2005, to stockholders of the Company by the board of directors to provide material information regarding corporate actions that have been taken by the Company through the Written Consent.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

      Only one Information Statement is being delivered to two or more security holders who share an address unless the Company has received contrary instruction from one or more of the security holders. The Company will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct Jeffrey G. Nunez, the Company's Secretary, by writing to him at 4500 Steiner Ranch Blvd. Suite # 1708, Austin, Texas 78732.


      The Record Date has been fixed as the date for the determination of stockholders entitled to receive this Information Statement. As of the Record Date, there were 4,450,000 shares of the Company's common stock issued and outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information relating to the beneficial ownership of the Company's common stock by the Company's officers and directors, individually, and by the Company's officers and directors as a group as of April 29, 2005.

           Name and Address of           Amount of Benefical                 Percentage
             Beneficial Owner                Ownership                       of Class
Elie Saltoun                                2,000,000                           44.9%
4500 Steiner Ranch Blvd.
Suite 1708
Austin, Texas  78732

Jeffrey G. Nunez                            1,000,000                           22.5%
4500 Steiner Ranch Blvd.
Suite 1708
Austin, Texas  78732

All Executive Officers and Directors as a   3,000,000                           67.4%
           Group (2 People)


                                 THE STOCK SPLIT

      On April 29, 2005, the majority stockholders of the Company authorized a Stock Split pursuant to which each four currently outstanding shares of Common Stock (the Old Shares) would be automatically converted into one share of Common Stock (the New Shares). The Stock Split will be effected by the filing of a Certificate of Amendment to the Company's Certificate of Incorporation in substantially the form of Appendix A. The reason for the Stock Split is to increase the per share stock price.

      On February 28, 2005, the Company entered into a non-binding letter of intent with ATN Capital & Participacoes Ltda. relating to the acquisition by the Company of 80% of the issued and outstanding capital stock of ATN as more fully described in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2004. ATN is based in Brazil and is engaged in the business of credit collection and credit counseling.

      The Company is finalizing the negotiations of a share exchange agreement and related documents with ATN. Once the Company consummates the transactions contemplated by the letter of intent, the Company intends to cause its securities to be quoted on the Over-the-Counter Bulletin Board or the Pink Sheets. The Company believes that if it is successful in causing its securities to be quoted in either such market and is able to maintain a higher stock price, the stock will generate greater interest among professional investors and institutions. If the Company is successful in generating interest among such entities, it is anticipated that the shares of its Common Stock would have greater liquidity and a stronger investor base. No assurance can be given, however, that the market price of the New Shares will rise in proportion to the reduction in the number of outstanding shares resulting from the Stock Split. The New Shares issued pursuant to the Stock Split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares.

      Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock, which may be issued.

      The Stock Split is being effectuated by reducing the number of issued and outstanding shares at the ratio of 1 for 4. As of the date of this information statement, 4,450,000 shares of the Company's Common Stock are outstanding and upon consummation of the Stock Split 1,112,500 shares will be outstanding (assuming no shares are issued between the date hereof and the closing of the Stock Split other than the issuance of New Shares). The Company's stated capital will be reduced by approximately $3,338 and its additional paid-in capital will be increased by approximately $3,338. Our authorized capital stock will be unaffected by the stock split. We are currently authorized to issue 50,000,000 shares of capital stock, of which, 40,000,000 are common shares and the remaining 10,000,000 are preferred shares. These numbers will remain unchanged after the Stock Split. Accordingly, we will have an additional 3,337,500 authorized, but unissued shares, as a result of the Stock Split. The creation of these additional authorized, but unissued shares could have a dilutive effect on all of the Company's stockholders because now more shares may potentially be issued.

      The Stock Split will not alter any stockholder's percentage interest in the Company's equity, except to the extent that the Stock Split results in any of the Company's stockholders owning a fractional share. In lieu of issuing fractional shares, the Company will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of Stock Split an additional full share of its common stock.

      In addition, commencing with the effective date of the Stock Split, the holder of the outstanding convertible note in the principal amount of $1,000,000, which is convertible at a price of $0.25 will now entitle the holder thereof to receive, upon conversion of the convertible note, one-fourth of the number of shares of the Company's common stock which such holder would have received prior to the effective date of the Stock Split. The Company does not have any other securities outstanding, including options and warrants, that are convertible into, or exercisable or exchangeable for, the Company's common stock.

      Under the Delaware General Corporation Law, the state in which the Company is incorporated, the Stock Split does not require the Company to provide dissenting stockholders with a right of appraisal and the Company will not provide stockholders with such right.

      The Company believes that the Federal income tax consequences of the Stock Split to holders of Common Stock will be as follows:

            (1) Except as explained in (5) below, no income gain or loss will be recognized by a stockholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

            (2) Except as explained in (5) below, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefor.

            (3) Except as explained in (5) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

            (4) The conversion of the Old Shares into the new shares will produce no taxable income or gain or loss to the Company.

            (5) The Federal income tax treatment of the receipt of the additional fractional interest by a stockholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

      The Company's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

      The state, local and foreign tax consequences of the Stock Split may vary significantly as to each stockholder, depending upon the state or country in which the stockholder resides. Stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Stock Split.

                            DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws, as amended. There are no material differences between the common stock that is currently outstanding and the common stock that will be outstanding upon consummation of the Stock Split.

Common Stock

      The Company is presently authorized to issue 40,000,000 shares of $0.001 par value common stock and 10,000,000 shares of preferred stock, $0,001 par value per share.

      The holders of the Company's common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by the Board of Directors, from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, the Company's assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights. The holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

      The Company is authorized to issue up to 10,000,000 shares of $.001 par value Preferred Stock. Under the Company's Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from us upon request.

Dividend Policy

      The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

      The Company has not issued and does not have outstanding any warrants to purchase shares of its common stock.

Options

      The Company has not issued and does not have outstanding any options to purchase shares of its common stock.

Convertible Securities

      A convertible note in the principal amount of $1,000,000 was issued in August 2004. The note bears interest at a simple rate of interest of 5% per annum. The principal and related interest is due on August 12, 2007. The principal and all accrued interest is convertible into shares of the Company's common stock based upon a share price of $0.25 per share. After the Stock Split, this convertible note will be convertible into one-fourth of the number of shares that it was convertible into prior to the Stock Split.

                                  MISCELLANEOUS

      The Annual Report of the Company on Form 10-KSB covering the fiscal year ended December 31, 2004 is being mailed with this Information Statement to each stockholder entitled to vote at the annual meeting. Stockholders not receiving a copy of the Annual Report on Form 10-KSB may obtain one by contacting: Jeffrey
G. Nunez at 4500 Steiner Ranch Blvd. Suite # 1708, Austin, Texas 78732

      All other stockholder inquiries, including requests for the following: (i) change of address; (ii) replacement of lost stock certificates; (iii) common stock name registration changes; (iv) quarterly reports on Form 10-QSB; (v) Annual Reports on Form 10-KSB; (vi) proxy material; and (vii) information regarding stockholdings, should be directed to Jeffrey G. Nunez at 4500 Steiner Ranch Blvd. Suite # 1708, Austin, Texas 78732 .

      In addition, the Company's public reports, including quarterly reports on Form 10-QSB, Annual Reports on Form 10-KSB and proxy statements can be obtained through the Securities and Exchange Commission's EDGAR Database over the Internet at www.sec.gov.

By Order of the Board of Directors

/s/Elie Saltoun
----------------------
Chief Executive Officer and President
April 29, 2005

                                   Appendix A


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LEXICON UNITED INCORPORATED

        (Pursuant to Section 242 of the Delaware General Corporation Law)

            Lexicon United Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

            FIRST: The name of the corporation is Lexicon United Incorporated (the "Corporation").

            SECOND: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on July 17, 2001.

            THIRD: The Certificate of Incorporation of the Corporation is hereby amended by adding the following text as a new paragraph at the end of Article "FOURTH":

                        " Effective as of [___], 2005, each four shares of the
                  issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. The total number of shares authorized shall be as set forth in this Article FOURTH. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, in lieu thereof, a whole share."

            FOURTH: This amendment was duly adopted in accordance with the applicable provisions of Section 228 and 242 of the DGCL.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Elie Saltoun, its President, this __ day of ______, 2005.

                                          /s/ Elie Saltoun
                                          ---------------------------------
                                          Elie Saltoun,
                                          Chairman, Chief Executive Officer
                                          and President